PROSPECTUS                                Prospectus filed under Rule 424(b)(3)
                                                     Registration No. 333-73301



                                1,201,154 Shares

                         True North Communications Inc.

                                  Common Stock

   The shares offered hereby are 1,201,154 issued and outstanding shares of common stock of True North Communications Inc., which are owned by the Selling Stockholders named in this Prospectus as of April 9, 1999, the effective date of the Registration Statement which this post-effective amendment amends, and which may be sold from time to time by the Selling Stockholders for their respective accounts.

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   The Selling Stockholders have advised us that they intend to sell all or a portion of the shares in one or more ordinary brokerage transactions on the New York Stock Exchange at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions). We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

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   Our common stock is listed on the New York Stock Exchange under the symbol "TNO." On June 21, 1999, the closing price of our common stock on the New York Stock Exchange was $26.1875 per share.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                                  July 1, 1999

                                  THE COMPANY

   In December 1994, True North Communications Inc. ("True North") succeeded Foote, Cone & Belding Communications, Inc. as the holding company for Foote, Cone & Belding. In December 1997, through the merger of a subsidiary of True North with Bozell, Jacobs, Kenyon & Eckhardt, Inc., True North almost doubled its size by adding Bozell Worldwide, Temerlin McClain and certain specialized communications businesses to its network.

   True North offers full-service advertising through two separate, independent global agency networks: Foote, Cone & Belding Worldwide and Bozell Worldwide, which by themselves and through their respective subsidiaries and affiliates, independently operate separate advertising agency networks worldwide. Their primary business is to create marketing communications for their clients' goods and services across the spectrum of advertising and promotion media. Each of the agency networks has its own clients and competes with the other in certain markets. True North also operates two other independent full-service agencies, Temerlin McClain and Tierney & Partners, Inc. In addition, True North owns certain marketing services and specialty advertising companies through the True North Diversified Services Companies, and interests in certain interactive marketing companies through TN Technologies Inc. True North's corporate headquarters are located at 101 East Erie Street, Chicago, Illinois 60611-2897 and its telephone number is (312) 425-6500.

                              SELLING STOCKHOLDERS

   True North issued an aggregate of 1,201,154 shares of True North common stock in the name of the Selling Stockholders listed in the table below by virtue of a merger of a wholly owned subsidiary of True North into The Financial Relations Board, Inc. ("FRB"). These Selling Stockholders were FRB stockholders and optionholders at the time of this merger and received their True North shares in exchange for their FRB shares and in connection with their options. In connection with the merger, True North agreed to use its best efforts to cause the shares to be registered so as to permit the resale thereof if the Selling Stockholders so desire and to keep the registration effective until March 31, 2001.

   The table below sets forth the following information with respect to the Selling Stockholders:

     (i) the name of each Selling Stockholder;

     (ii) the number of shares of common stock beneficially owned by such Selling Stockholder prior to the offering pursuant to the Registration Statement which this post-effective amendment amends;

     (iii) the maximum number of shares of such common stock which may be sold by such Selling Stockholder hereby; and

     (iv) the number of shares of common stock to be beneficially owned by such Selling Stockholder assuming all of the shares of such Selling Stockholder covered by this Prospectus are distributed in the offering.

                                                                            Number of Shares to be
                                                                           Beneficially Owned after
                                 Number of Shares                           Offering, Assuming All
 Name of Selling             Beneficially Owned Prior  Maximum Number of      Shares Offered are
   Stockholder                   to the Offering      Shares to be Offered       Distributed
 ---------------             ------------------------ -------------------- ------------------------
    Michael Arneth..........            5,838                  5,838                   0
    Margie Baigh............            8,745                  8,745                   0
    Hannah Bruce............            5,847                  5,847                   0
    Kathleen Brunson........           21,152                 21,152                   0
    Donna Case..............           46,709                 46,709                   0
    Moira Conlon............            2,923                  2,923                   0
    Julie Creed.............            5,847                  5,847                   0
    Susan Caulton...........            8,754                  8,754                   0
    Bessie Gallanis.........            2,923                  2,923                   0
    Karen Griffiths.........            8,754                  8,754                   0
    Timothy Kent............            5,838                  5,838                   0
    Regina Lenihan..........            8,754                  8,754                   0
    Jerry Miller............            5,847                  5,847                   0
    William Miller (1)......          158,546                158,546                   0
    Stephanie Mishra........            5,838                  5,838                   0
    William Murphy..........            5,847                  5,847                   0
    Lise Needham............            8,763                  8,763                   0
    Theodore H. Pincus......          701,207                701,207                   0
    Richard Queeney.........            8,754                  8,754                   0
    Daniel Reid.............           11,678                 11,678                   0
    Diane Rohlin............           21,851                 21,851                   0
    Michael Rosenbaum.......           75,791                 75,791                   0
    Daniel Saks.............            5,838                  5,838                   0
    Marianne Stewart........            8,763                  8,763                   0
    Kerry Thalheim..........            8,763                  8,763                   0
    Robert Trczinski........           18,227                 18,227                   0
    Jean Weingart...........           17,510                 17,510                   0
    George Zagoudis.........            5,847                  5,847                   0
                                    ---------              ---------                 ---
      Total.................        1,201,154              1,201,154                   0
                                    =========              =========                 ===

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(1) Includes 63,511 shares held by a trust, of which the beneficial owner is William Miller.

   No Selling Stockholder beneficially owns one percent or more of True North's issued and outstanding common stock.

   In addition to the above-listed Selling Stockholders, the term "Selling Stockholder" shall include any pledgee, donee, transferee or other successor in interest of a named Selling Stockholder if such pledgee, donee, transferee or other successor in interest is approved by True North.

   Because the Selling Stockholders may offer all, a portion or none of the common stock offered pursuant to this Prospectus, no estimate can be given as to the amount of common stock that will be held by the Selling Stockholders upon termination of the offering.

   Approximately 10% of the shares beneficially owned by each of the above-listed Selling Stockholders are being held in escrow by a third party. All or any part of the shares of True North common stock being held in escrow may be forfeited to True North in order to indemnify True North for any loss for which it is entitled to indemnity in connection with the merger and therefore, the number of shares beneficially owned and available for offer by each of the above-listed Selling Stockholders may be thereby decreased. The shares being held in escrow may be sold by the beneficial owner free from escrow but the proceeds of any sale will be subject to escrow. The escrow arrangement will expire on or about February 2, 2000, except with respect to claims made prior to that date.

                              PLAN OF DISTRIBUTION

   True North has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in ordinary brokerage transactions on the NYSE at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with the Selling Stockholders. The Selling Stockholders will pay all brokerage commissions applicable to such transactions. True North will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

   The term "Selling Stockholder" shall also include any pledgee, donee, transferee or other successor in interest of a named Selling Stockholder if such pledgee, donee, transferee or other successor in interest is approved by True North.

   There can be no assurance that the Selling Stockholders will sell any or all of the remaining shares offered by them hereunder. Approximately 10% of the shares being offered for sale are being held in escrow but may be sold free from escrow. As discussed above, the proceeds of any such sale will be subject to escrow.

   True North has registered the shares being offered hereunder in connection with the merger. In connection therewith, True North and the above-listed Selling Stockholders have agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                                 LEGAL MATTERS

   Suzanne S. Bettman, Esq., Vice President and Assistant General Counsel of True North, has issued an opinion about the legality of the True North common stock being offered by this prospectus.

                                    EXPERTS

   The consolidated financial statements of True North and its subsidiaries included (or incorporated by reference) in True North's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

   The consolidated statements of operations, cash flows and stockholders' equity of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and subsidiaries for the year ended March 31, 1997, were audited by KPMG LLP, independent certified public accountants, and are included in the consolidated financial statements of True North Communications Inc. for the year ending December 31, 1996. The report of KPMG LLP on the statements of operations, cash flows and stockholders' equity of Bozell, Jacobs, Kenyon & Eckhardt, Inc. and subsidiaries for the year ended March 31, 1997, are incorporated by reference in reliance upon the authority of KPMG LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   True North files reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

   True North has filed a Registration Statement relating to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the exhibits thereto for further information. This Prospectus is qualified in its entirety by such other information.

   The SEC allows True North to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about True North's business and finances.

     1. True North's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. True North's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     3. True North's Current Reports on Form 8-K dated February 25, 1999, March 12, 1999, April 14, 1999, April 16, 1999 and June 14, 1999;

     4. The description of True North's capital stock contained in True North's Registration Statement on Form S-4 filed on November 26, 1997, Registration No. 333-41189, and any amendment or report filed for the purposes of updating such description;

     5. The description of True North's Preferred Stock Purchase Rights contained in True North's Registration Statement on Form 8-A filed on November 5, 1998 and any amendment or report filed for the purpose of updating such description; and

     6. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 1998.

   This Prospectus also incorporates by reference additional documents that may be filed by True North with the SEC between the date of this Prospectus and the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold. Any statement contained in this Prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which is also incorporated by reference modifies or supersedes such statement.

   You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to the Secretary of True North at 101 East Erie Street, Chicago, Illinois 60611-2897, (312) 425-6500. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

   You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus, and neither the mailing of this Prospectus to stockholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.